Exhibit 10.15

May 8, 2007

Jim Mao

Dear Jim:

I am pleased to offer you a position with Cortina Systems, Inc. (“Cortina” or the “Company”) as General Manager, APAC reporting to Amir Nayyerhabibi, CEO and Vice President APAC Sales reporting to Richard Walther, Vice President Worldwide Sales. You will receive an annualized base salary equivalent to $215,000.00 for your services, which will be paid in accordance with the Company’s normal payroll procedures, subject to applicable withholdings and deductions. As a Company employee, you will also be eligible for all employee benefits made available to Company employees generally, pursuant to the terms of applicable Company benefit plans, as they may exist from time to time.

You will be an employee of Cortina but you will initially be assigned to work in Shanghai with Cortina’s wholly owned subsidiary, Cortina Network Systems (Shanghai) Co., Ltd., for a period anticipated not to exceed three years. Should your assignment in Shanghai be extended beyond three years, your extension would be based on mutual agreement between you and Cortina. The terms and conditions of your assignment will be provided under separate cover.

Subject to the approval of the Board of Directors of the Company (the “Board”), you will be granted an option (the “Option”) to purchase 1,000,000 shares of the Company’s common stock pursuant to the terms of the Company’s 2001 Equity Incentive Plan, as amended from time to time (the “Plan”), and a form of stock option grant notice and stock option grant agreement to be issued to you (collectively, the “Option Agreement”). The Option will be exercisable at a per share exercise price equal to the fair market value of a share of Company common stock on the date that the option is granted, as determined by the Board in its sole discretion. The Option shall be subject to the vesting schedule set forth in the Plan and the Option Agreement. Additionally, you will be eligible for an additional option grant to purchase up to 100,000 shares of the Company’s common stock after 12 months of employment, subject to the approval of the Board, based upon the achievement of mutually agreed upon performance goals. These goals will be set within 90 days of your date of hire.

You will also be eligible to participate in Cortina’s 2007 Management Incentive Compensation Plan (“2007 Plan”.) Your target bonus will be 40% of the base salary earned in 2007. Details of the Plan will be provided in a separate document.

Your responsibility as General Manager, APAC will be to bring new business to Cortina from markets not currently served by the Company. As an additional incentive to develop new business, you will be awarded 1% of revenue generated by new business which you bring in during your first 3 years as an employee of Cortina in markets that Cortina has not yet penetrated. Participation in the Incentive Compensation Plan (“2007 Plan”) and the additional target bonus is provided as an incentive to you and does not constitute an employment agreement nor does it change your status as an employee at will, or otherwise amend this offer letter.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. Normal working hours are from 9:00 a.m. to 6:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a condition to your employment with the Company, you will be required to sign the Company’s standard Employee Proprietary Information and Inventions Assignment Agreement, a copy of which is enclosed. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You will also be expected to abide by all Company policies set forth in the Company’s Employee Handbook and in effect from time to time.

By signing this letter (the “Agreement”), you represent to the Company that your signing of this Agreement and providing employment services to the Company as contemplated herein does not and will not violate any agreement you have with your current employer or any other third party.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution or interpretation of this Agreement, your employment, or the termination of that employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Jose, California conducted by a single arbitrator with JAMS (formerly, “Judicial Arbitration and Mediation Services) or its successor, under the then-applicable JAMS rules. You and the Company each hereby acknowledge that by agreeing to this arbitration procedure, both parties are waiving the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to determine if an issue is subject to this arbitration obligation, and to award any or all remedies that the parties would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees. Nothing in this Agreement is intended to prevent any party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, sign the enclosed Proprietary Information and Inventions Agreement, and return them to me. A duplicate original is enclosed for your records. This letter, along with the Proprietary Information and Inventions Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

This offer is contingent upon the successful completion of a background check. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you. If this Agreement is acceptable to you, please sign below and return one original to HR no later than May 31, 2007.

We look forward to working with you at Cortina Systems, Inc.

Sincerely,

Cortina Systems, Inc.

/s/ Amir Nayyerhabibi
Amir Nayyerhabibi
Chief Executive Officer

ACCEPTED AND AGREED TO
this 24th day of May, 2007

/s/ Jim Mao	7/20/2007
Jim Mao	Start Date

Enclosures:	Duplicate Original Letter
Employee Proprietary Information and Inventions Agreement Arbitration Agreement